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                       SEVERANCE AND CONSULTING AGREEMENT



     AGREEMENT, dated as of February 10,1995, by and among WILLCOX & GIBBS, INC., a New York corporation ("W&G"), SOUTHERN ELECTRIC SUPPLY COMPANY, INC. ("SES"), a Delaware corporation, d/b/a CONSOLIDATED ELECTRIC SUPPLY ("CES"), and WAYNE E. CAMPBELL (the "Executive").

                              W I T N E S S E T H :

     WHEREAS, the Executive has been employed as an executive of W&G pursuant to an Employment Contract dated as of January 1, 1991 (the "Employment Contract"); and

     WHEREAS, the parties wish to terminate the Employment Contract and end their employment relationship on mutually agreeable terms and to provide for the Executive to consult with W&G or SES in accordance with this Agreement;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, and for other good and valuable consideration, the parties hereto agree as follows:

     1.   TERMINATION OF EMPLOYMENT CONTRACT.

          The Employment Contract and all rights and obligations arising thereunder except those obligations of Executive and W&G under Paragraphs 4 and 5 are terminated effective February 10, 1995.

     2.   RESIGNATIONS AND TERMINATION OF EMPLOYMENT.

          (a) At the request of W&G, the Executive hereby resigns as an officer and employee of W&G, as an officer, director and employee of any of W&G's Subsidiaries or Affiliates and from any corporate committee of W&G or any such Subsidiaries or Affiliates effective February 10, 1995. For purposes of this Agreement, a "Subsidiary" of a corporation shall mean any corporation, association or other business entity which is required to be consolidated with such corporation under generally accepted accounting principles, and an "Affiliate" of a corporation shall mean a person or other entity that directly or indirectly controls, or is controlled by, or is under common control with such corporation.

     3.   CONSULTING SERVICES

          From the date of this Agreement through August 10, 1996 (the


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"Consultation Period"), Executive agrees to consult with and assist W&G and SES to the extent called upon to do so by W&G or SES in connection with the operation of its electrical supplies distribution businesses. The Executive agrees to be available no more than fifteen (15) business days per year for such consulting duties during the Consultation Period, unless Executive has become disabled and his physician has advised W&G that Executive's health does not permit such consultation activities. Executive further agrees that such consultation shall be rendered at such times as the Executive and W&G agree are appropriate giving the effect to the then regular personal and other business activities of the Executive. W&G's Chief Executive Officer shall give the Executive reasonable advance notice of any requirements for consultation and he shall use his reasonable best efforts to perform such consultation on the schedule requested. In connection with any consultation services, the Executive shall be entitled to be reimbursed for all expenses reasonably and necessarily incurred by him in connection with performance of his consulting duties, in accordance with the Company's then applicable procedures, including without limitation reimbursement for travel and relating expenses to and from whatever may be the then current place of residence or where he may be conducting other business activities. The obligations of the Executive under this Paragraph shall not restrict the Executive from other employment so long as the Executive is in compliance with Paragraph 7 of this Agreement.

     4.   PAYMENTS TO THE EXECUTIVE.

          A. In consideration of the termination of the Employment Contract, W&G shall pay the Executive the following amounts:

          (1) $200,000, representing 100% of Executive's current salary which shall be payable over the 12 month period beginning February 11, 1995, and ending February 10, 1996, in equal installments corresponding to W&G's regular payroll periods.

          (2) The sum of $4,311.41 per month for 120 consecutive months commencing on March 11, 1995. Such payments represent the amounts due Executive under Paragraph 4 of the Willcox & Gibbs Supplemental Death and Retirement Plan as Amended July 12, 1988.

          B. In consideration of the Executive's consulting services, W&G shall pay the Executive the sum of $2,000 per month for 18 consecutive months commencing March 11, 1995, such sum representing additional compensation for the consulting services to be rendered by the Executive hereunder.

     5.   OPTIONS AND BENEFIT PLANS.

          (a) The Executive will be entitled to exercise in accordance with their terms his outstanding stock options to purchase such shares of W&G common stock


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that are scheduled to become exercisable on or before March 26, 1995.  All remaining stock options to purchase W&G common stock shall expire on March 26, 1995.

          (b) W&G agrees that during the Consultation Period that Executive will continue to be eligible for health, disability and life insurance coverage as a consultant to W&G on the same basis as a full time employee, upon payment of the employees share of costs to participants in such Plan. At the expiration of the Consultation Period, Executive shall be entitled to elect to continue medical coverage as provided by federal law. Executive acknowledges that as of the date of this Agreement he is no longer qualified to participate in W&G's 401(k) Savings and Retirement Plan and that for purposes of this Plan, his employment is terminated as of February 10, 1995. Executive, however, shall be entitled to all vested benefits under W&G's 401(k) Savings and Retirement Plan (which now includes Executive's account in the CES Profit Sharing Plan and the W&G ESOP Plan, as a result of merger of these Plans on January 1, 1995) and all vested benefits under the Retirement Plan maintained by WG, Inc. (formerly the Apparel Division of W&G). W&G acknowledges that the Executive's benefits are 100% vested in all such qualified Plans.

     6.   W&G LOAN

          (a) The Executive acknowledges that he is indebted to W&G as evidenced by Promissory Note dated November 25, 1986, in the original principal amount of $200,000. Executive agrees to continue to make payments on such Note in accordance with its terms.

     7.   NONSOLICITATION, NONCOMPETITION AND CONFIDENTIALITY AGREEMENTS

          (a) For a period of one year following the end of the Consultation Period, the Executive shall not, directly or indirectly, solicit any person who is employed by W&G or any of its Subsidiaries or Affiliates to (i) terminate his or her employment with W&G or such other company, or (ii) accept employment with anyone other than W&G or such other company.

          (b) The Executive agrees that he will not, directly or indirectly (individually or for, with or through any other person, firm or corporation), compete with W&G or any of its Subsidiaries or Affiliates for a period of one year following the termination of the Consultation Period with respect to any business carried on by W&G or any of its Subsidiaries or Affiliates as of February 10, 1995. Notwithstanding the foregoing, the Executive shall be permitted to own not in excess of one percent of any class of securities of any publicly traded company, which is in competition with W&G, provided the Executive is not part of any controlling group and is solely a passive investor.

          (c)  All confidential information which the Executive may now have or


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may have obtained during his employment by W&G relating to the business of W&G or any Subsidiary or Affiliate thereof shall not be disclosed to any other person (except as required by law) without the prior written permission of W&G, and the Executive has returned all tangible evidence of such confidential information to W&G and will promptly return any such information following the Executive's discovery thereof in the future. Such information shall not include any information otherwise publicly known.

          (d) Except as provided in Section 7(c) hereof, the Executive has returned (or will return promptly thereafter following the Executive's discovery thereof) to W&G any credit cards, cardkey passes, computer access codes, door and file keys, and other physical or personal property provided by W&G, if any.

          (e) All of Executive's interest in patents, patent applications, inventions, technological innovations, copyrights, developments and processes during his employment by W&G owned or developed by Executive relating to the business of W&G or any affiliate of W&G, shall belong to W&G, and without further compensation, but at W&G's expense, forthwith upon request of W&G, Executive shall execute any and all such assignments and other documents and take any and all such other action as W&G may reasonably request in order to vest in W&G all Executive's right, title and interest in and to such patents, patent applications, inventions, technological innovations, copyrights, developments or processes, free and clear of liens, charges and encumbrances.

          (f) Subject to Section 21 hereof, in the event of a breach or threatened breach of the provisions of this Section 7, the Executive acknowledges that W&G will be entitled to seek from a court any interim or provisional relief that may be necessary to protect W&G's rights or property pending the arbitral tribunal's determination of the merits of the controversy.

          (g) If it is determined that any of the provisions of this Section 7, or any part thereof, is unenforceable because of the duration or scope of such provision, it is the intention of the parties that the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable.

     8.   RELEASES.

          (a) The Executive, having received independent legal advice, voluntarily and knowingly releases W&G, each of its Subsidiaries and Affiliates and their respective officers and directors from any and all claims, actions, and causes of action he has or may have arising on or before the date of this Agreement, whether known or unknown, relating to his employment by, or termination of employment with, W&G or any of its Subsidiaries and Affiliates, including, without limitation (a) those arising under the Age Discrimination in Employment Act of 1967, as amended, and other federal, state or local human and civil rights or labor laws, and (b) those arising under the


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Employment Contract, except that the Executive does not release (i) his right to have W&G perform its obligations under this Agreement, (ii) his right to benefits under the Retirement Plan, the ESOP and the 401(k) Plan and CES Profit Sharing Plan (Executive recognizes that the ESOP, 401(k) and CES Profit Sharing Plan are now merged into the W&G 401(k) Savings and Retirement Plan), (iii) his right to indemnification under (1) the certificate of incorporation or bylaws of W&G or any of its Subsidiaries or Affiliates of which he has been an officer or director, (2) the laws of the state of incorporation of W&G or any such Subsidiary or Affiliate, (3) the Indemnity Agreement dated November 11, 1986, between the Executive and W&G (the "Indemnity Agreement"), or (4) any insurance policy maintained by W&G or any such Subsidiary or Affiliate, as the case may be.

          (b) W&G voluntarily and knowingly releases the Executive from any and all claims, actions and causes of action it has or may have arising on or before the date of this Agreement, whether known or unknown, except that W&G does not release its right to have the Executive perform his obligations under this Agreement or any claim, action or cause of action that W&G may have against the Executive to the extent it is determined by a final judgment adverse to the Executive that the Executive's acts or omissions were in bad faith or involved in intentional misconduct or a knowing violation of law, or the Executive personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     9.   COOPERATION REGARDING CLAIMS AND LITIGATION.

          The Executive shall not assist any person or firm in asserting or considering the assertion of any claim against W&G, SES or any Subsidiary of either unless compelled by legal process to do so and will give W&G prompt notice of any process served or contact made by any person considering or asserting such a claim and permit W&G at its sole option and expense to represent Executive or provide representation for Executive in any such proceeding or claim. The Executive shall cooperate and generally make himself available to give testimony and assistance in connection with any such claim, litigation or arbitration proceeding or any proceeding or investigation initiated by any governmental authority or agency involving W&G or any of its Subsidiaries or Affiliates and arising out of activities of W&G or its Subsidiaries or Affiliates prior to the date of this Agreement and during the period of his employment with W&G. W&G or one of its Subsidiaries or Affiliates shall reimburse the Executive for, or advance to the Executive, all reasonable out-of-pocket travel and other expenses incurred by the Executive at the specific request of W&G in connection with the Executive's testimony, cooperation and assistance under this Section 9. Such expenses shall be reimbursed or advanced promptly after the Executive's submission to W&G of statements in such reasonable detail as W&G may require. Time spent performing Executive's obligations under this Section 9 shall be deemed to be time spent consulting pursuant to the consulting provisions of this Agreement, and, accordingly, the Executive's compensation for performing his obligations under this


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Section 9 shall be deemed included in the payments set forth in Paragraph 4, and no additional payments shall be due Executive.

     10.  OPPORTUNITY FOR REVIEW BY COUNSEL AND PERIOD TO REVOKE AGREEMENT.

          The Executive acknowledges that he has been advised to consult with an attorney before executing this Agreement. Until the close of business on March 14, 1995, the Executive may revoke this Agreement by notice to W&G pursuant to
Section 13 whereupon the rights and obligations of the parties to this Agreement shall be revoked retroactively to February 10,1995, and W&G and the Executive shall return to each other any amounts or other benefits provided under this Agreement or the Consulting Agreement.

     11.  RIGHTS RELATING TO EMPLOYMENT AND TERMINATION.

          This Agreement integrates and embodies all understandings and agreements among the Executive, W&G, SES, and/or any of their Subsidiaries or Affiliates in connection with the Executive's employment and termination of employment with W&G, SES or any of its Subsidiaries or Affiliates. Except as specifically provided in this Agreement, the Executive shall not be entitled to any payments or other benefits on account of his having been employed by, or having terminated his employment with, W&G or any of its Subsidiaries or Affiliates.

     12.  WITHHOLDING.

          W&G may withhold from all amounts payable to the Executive under this Agreement all federal, state and local taxes required by law to be withheld with respect to such payments.

     13.  NOTICE.

          Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently give notice of:

          If to W&G or SES:        Willcox & Gibbs, Inc.
                                   150 Alhambra Circle
                                   Coral Gables, Florida 33134

                                   Attention:  President

          If to the Executive:     Wayne E. Campbell
                                   10751 Stonebridge Boulevard
                                   Boca Raton, Florida 33498


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     14.  AMENDMENT OR WAIVER:

          No provision in this Agreement may be amended unless such amendment is agreed to in writing, signed by the Executive and by an authorized officer of W&G. No waiver by either party hereto of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of W&G, as the case may be.

     15.  SEVERABILITY.

          In the event that any provision of this Agreement shall be held to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

     16.  HEADINGS.

          The headings of sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

     17.  COUNTERPARTS.

          This Agreement may be executed in one or more counterparts.

     18.  REFERENCES.

          In the event of the Executive's death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his legal representative or to his beneficiary or beneficiaries.

     19.  BINDING AGREEMENT; ASSIGNMENT.

          Except as provided in Section 10 hereof, this Agreement is binding upon the parties hereto and their respective successors, heirs and assigns. No rights or obligations under this Agreement may be assigned or transferred by the Executive except that the Executive's rights to compensation and benefits hereunder shall, in the event of death, pass to his estate, or to his designated beneficiary, and may be transferred by will or operation of law. The Executive's rights under this Agreement


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shall not be transferable by assignment or otherwise, shall not be subject to commutation or encumbrance and shall not be subject to the claims of the Executive's creditors.

          In the event of a future disposition of (or including) the properties and business of W&G, substantially as an entirety, by merger, consolidation, sale of stock or assets or otherwise, then W&G shall require the acquiring or surviving corporation (which shall be substituted for W&G hereunder) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that W&G would have been required to perform it had no such disposition occurred.

     20.  PAYMENT OBLIGATION ABSOLUTE.

          Except as provided in Section 10 hereof, and for any claims arising by reason of Executive's violation of Paragraph 7 of this Agreement, W&G's obligation to make payments provided for in this Agreement and otherwise perform its obligations hereunder shall be absolute and unconditional and shall not be affected by an setoff, counterclaim, recoupment, defense or other circumstance or rights which W&G may have against the Executive or anyone else, all of which shall be required to be asserted in independent proceedings. The Executive shall not be required to mitigate the amount of any payment provided for herein by seeking other employment or taking any other action nor shall the amount of any payment provided for herein be reduced by amounts earned by the Executive from other employment or otherwise.

     21.  ARBITRATION; INDEMNIFICATION.

          (a) Any controversy or claim arising out of or in connection with this Agreement shall be settled by arbitration held in Miami, Florida, in accordance with the rules of the American Arbitration Association then in effect, and judgment upon the award rendered (including an award for money damages) may be entered in any court having jurisdiction. The cost of the arbitration proceeding shall be apportioned between the parties by the arbitration panel. Either party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party pending the arbitral tribunal's determination of the merits of the controversy.

          (b) In addition to (and not in lieu of) any of the Executive's rights to indemnification or otherwise, contained in W&G's certificate of incorporation, by-laws, the Indemnity Agreement or any other agreement, if any action, suit, proceeding (including any arbitration proceeding) or claim shall be brought or asserted with respect to the enforcement or interpretation of this Agreement or any provision contained herein, W&G, to the full extent permitted by applicable law and its certificate of incorporation and by-laws as in effect on the date hereof, hereby indemnifies the Executive for his reasonable attorneys' fees and other expenses incurred in connection


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with such action, suit, proceeding or claim and agrees to pay or reimburse the same promptly upon demand by the Executive (plus interest at the applicable Federal rate provided in Section 7872(f)(2) of the internal Revenue Code of 1986, as amended), provided that W&G shall not be obligated to indemnify the Executive under this Agreement with respect to any action, suit, proceeding or claim brought by the Executive in which it is finally determined that the Executive's interpretations of this Agreement at issue, taken as a whole, are less correct than the interpretations asserted by W&G. W&G shall preserve and make available to the Executive all documents and information now or hereafter in the possession of W&G which may be reasonably required by the Executive for the prosecution or defense of any such action, suit, proceeding or claim.

     22.  GOVERNING LAW.

          This Agreement shall be governed by the laws of the State of Florida without reference to the principles of conflict of laws.

          IN WITNESS WHEREOF, the Executive, W&G, and SES have caused this Agreement to be executed as of the day and year first above written.

SOUTHERN ELECTRIC SUPPLY                WILLCOX & GIBBS, INC.
COMPANY, INC. d/b/a CONSOLIDATED
ELECTRIC SUPPLY


By: /s/ Alain C. Viry                   By:  /s/ Alain C. Viry
   --------------------------------         ---------------------------------
    Alain C. Viry, Vice President            Alain C. Viry, President and CEO


                                        EXECUTIVE:

                                        /s/ Wayne E. Campbell
                                        -----------------------------------
                                        Wayne E. Campbell


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